Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-249913) on Form S-8 of Marriott International, Inc. of our report dated June 22, 2023, with respect to the statement of net assets available for benefits of the Marriott International, Inc. Puerto Rico Retirement Plan as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of Marriott International, Inc. Puerto Rico Retirement Plan.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona

June 24, 2024